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                                                                   Exhibit 10.74


                              EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT is made as of the 28th day of October, 2002 (the "Effective Date"), by and between Kindred Healthcare Operating, Inc., a Delaware corporation (the "Company"), and Lane M. Bowen (the "Executive").

                              W I T N E S S E T H:

          WHEREAS, the Executive is employed by the Company, a wholly-owned subsidiary of Kindred Healthcare, Inc. ("Parent"), and the parties hereto desire to provide for the terms of Executive's employment by the Company; and

          WHEREAS, the Company has determined that it is in the best interests of the Company to enter into this Agreement.

          NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and intending to be legally bound hereby, the Company and Executive agree as follows:

          1. Employment. The Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company on the terms and conditions herein set forth. The initial term of this Agreement shall be for a one-year period commencing on the Effective Date. The term shall be automatically extended by one additional day for each day beyond the Effective Date that the Executive remains employed by the Company until such time as the Company elects to cease such extension by giving written notice of such election to the Executive (the "Term"). In such event, the Agreement shall terminate on the first anniversary of the effective date of such election notice.

          2. Duties. Executive is engaged by the Company as President-Health Services Division, reporting directly to Paul J. Diaz, President and Chief Operating Officer.

          3. Extent of Services. Executive, subject to the direction and control of the Board of Directors (the "Board"), shall have the power and authority commensurate with his executive status and necessary to perform his duties hereunder. During the Term, Executive shall devote his entire working time, attention, labor, skill and energies to the business of the Company, and shall not, without the consent of the Company, be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage.

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          4.   Compensation. As compensation for services hereunder rendered,
Executive shall receive during the Term:

          (a) A base salary of $265,000 per year ("Base Salary") payable in equal installments in accordance with the Company's normal payroll procedures. Executive may receive increases in his Base Salary from time to time, as approved by the Board.

          (b) In addition to Base Salary, Executive will be eligible to receive a bonus of his Base Salary and other incentive compensation as the Board may approve from time to time. Beginning in 2003, Executive will participate in the Company bonus and incentive plans at the executive committee level.

          5.   Benefits.

          (a) Executive shall be entitled to participate in any and all pension benefit, welfare benefit (including, without limitation, medical, dental, disability and group life insurance coverages) and fringe benefit plans from time to time in effect for officers of the Company and its affiliates following the Company's standard waiting periods, if any.

          (b) Executive shall be entitled to participate in such bonus, stock option, or other incentive compensation plans of the Company and its affiliates in effect from time to time for officers of the Company.

          (c) Executive shall be entitled to paid time off each year consistent with the Company's policies. The Executive shall schedule the timing of such paid time off in a reasonable manner. The Executive also may be entitled to such other leave, with or without compensation, as shall be mutually agreed by the Company and Executive.

          (d) Executive may incur reasonable expenses for promoting the Company's business, including expenses for entertainment, travel and similar items. The Company shall reimburse Executive for all such reasonable expenses in accordance with the Company's reimbursement policies and procedures.

          (e) The Company shall reimburse all reasonable travel and relocation expenses incurred by Executive in accordance with the Company's standard relocation policy. As an exception to this policy, the Company will provide Executive with temporary housing for a period not to exceed one year from the Effective Date. In the event Executive voluntarily terminates his employment with the Company within one year from Executive's move date, Executive will reimburse the Company for a pro rata amount of Executive's relocation expenses.

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          6.   Termination of Employment.

          (a) Death or Disability. Executive's employment shall terminate automatically upon Executive's death during the Term. If the Company determines in good faith that the Disability of Executive has occurred during the Term (pursuant to the definition of Disability set forth below) it may give to Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive's duties. For purposes of this Agreement, "Disability" shall mean Executive's absence from his full-time duties hereunder for a period of 90 days.

          (b) Cause. The Company may terminate Executive's employment during the Term for Cause. For purposes of this Agreement, "Cause" shall mean the Executive's (i) conviction of or plea of nolo contendere to a crime involving moral turpitude; or (ii) willful and material breach by Executive of his duties and responsibilities, which is committed in bad faith or without reasonable belief that such breaching conduct is in the best interests of the Company and its affiliates, but with respect to (ii) only if the Board adopts a resolution by a vote of at least 75% of its members so finding after giving the Executive and his attorney an opportunity to be heard by the Board. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company.

          (c) Good Reason. Executive's employment may be terminated by Executive for Good Reason. "Good Reason" shall exist upon the occurrence, without Executive's express written consent, of any of the following events:

               (i) the Company shall assign to Executive duties of a substantially nonexecutive or nonmanagerial nature;

               (ii) an adverse change in Executive's status or position as an executive officer of the Company, including, without limitation, an adverse change in Executive's status or position as a result of a diminution in Executive's duties and responsibilities (other than any such change directly attributable to the fact that the Company is no longer publicly owned);

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               (iii) the Company shall (A) materially reduce the Base Salary or bonus opportunity of Executive, or (B) materially reduce his benefits and perquisites (other than pursuant to a uniform reduction applicable to all similarly situated executives of the Company);

               (iv) the Company shall require Executive to relocate Executive's principal business office more than 30 miles, provided that the Executive and the Company acknowledge that Executive's principal business office is 680 South Fourth Street, Louisville, Kentucky 40202; or

               (v) the failure of the Company to obtain the assumption of this Agreement as contemplated by Section 9(c).

     For purposes of this Agreement, "Good Reason" shall not exist until after Executive has given the Company notice of the applicable event within 90 days of such event and which is not remedied within 30 days after receipt of written notice from Executive specifically delineating such claimed event and setting forth Executive's intention to terminate employment if not remedied; provided, that if the specified event cannot reasonably be remedied within such 30-day period and the Company commences reasonable steps within such 30-day period to remedy such event and diligently continues such steps thereafter until a remedy is effected, such event shall not constitute "Good Reason" provided that such event is remedied within 60 days after receipt of such written notice.

          (d) Notice of Termination. Any termination by the Company for Cause, or by Executive for Good Reason, shall be communicated by Notice of Termination given in accordance with this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
     (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated and (iii) specifies the intended termination date (which date, in the case of a termination for Good Reason, shall be not more than thirty days after the giving of such notice). The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive's or the Company's rights hereunder.

          (e) Date of Termination. "Date of Termination" means (i) if Executive's employment is terminated by the Company for Cause, or by Executive for Good Reason, the later of the date specified in the Notice of Termination or the date that is one day after the last day of any applicable cure period, (ii) if Executive's

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     employment is terminated by the Company other than for Cause or Disability, or Executive resigns without Good Reason, the Date of Termination shall be the date on which the Company or Executive notified Executive or the Company, respectively, of such termination and (iii) if Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of Executive or the Disability Effective Date, as the case may be.

          7. Obligations of the Company Upon Termination. Following any termination of Executive's employment hereunder, the Company shall pay Executive his Base Salary through the Date of Termination and any amounts owed to Executive pursuant to the terms and conditions of the benefit plans and programs of the Company at the time such payments are due. In addition, subject to Executive's execution of a general release of claims in form satisfactory to the Company, Executive shall be entitled to the following additional payments:

          (a) Death or Disability. If, during the Term, Executive's employment shall terminate by reason of Executive's death or Disability, the Company shall pay to Executive (or his designated beneficiary or estate, as the case may be) the prorated portion of any Target Bonus (as defined below) Executive would have received for the year of termination of employment. Such amount shall be paid within 30 days of the date when such amounts would otherwise have been payable to the Executive if Executive's employment had not terminated.

          (b) Good Reason; Other than for Cause. If, during the Term, the Company shall terminate Executive's employment other than for Cause (but not for Disability), or the Executive shall terminate his employment for Good Reason:

               (1) Within 14 days of Executive's Date of Termination, the Company shall pay to Executive (i) the prorated portion of the Target Bonus for Executive for the year in which the Date of Termination occurs, and (ii) an amount equal to 1.5 times the sum of the Executive's Base Salary and Target Bonus as of the Date of Termination.

          For purposes of this Agreement: "Target Bonus" shall mean the full amount of the targeted annual incentive bonus that would be payable to the Executive, assuming the targeted performance criteria on which such annual incentive bonus is based were deemed to be satisfied, in respect of services for the calendar year in which the date in question occurs.

               (2) For a period of 18 months following the Date of Termination, the Executive shall be treated as if he had continued to be an Executive for all purposes under the Parent's Health Insurance Plan and Dental Insurance Plan; or if the Executive is prohibited from participating

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               in such plan, the Company or Parent shall otherwise provide such benefits. Following this continuation period, the Executive shall be entitled to receive continuation coverage under Part 6 of Title I or ERISA ("COBRA Benefits") treating the end of this period as a termination of the Executive's employment if allowed by law.

                    (3) For a period of 18 months following the Date of Termination, Parent shall maintain in force, at its expense, the Executive's life insurance in effect under the Parent's Voluntary Life Insurance Benefit Plan as of the Date of Termination.

                    (4) For a period of 18 months following the Date of Termination, the Company or Parent shall provide short-term and long-term disability insurance benefits to Executive equivalent to the coverage that the Executive would have had he remained employed under the disability insurance plans applicable to Executive on the Date of Termination. Should Executive become disabled during such period, Executive shall be entitled to receive such benefits, and for such duration, as the applicable plan provides.

                    (5) To the extent not already vested pursuant to the terms of such plan, the Executive's interests under the Parent's Retirement Savings Plan shall be automatically fully (i.e., 100%) vested, without regard to otherwise applicable percentages for the vesting of employer matching contributions based upon the Executive's years of service with the Company.

                    (6) Parent may adopt such amendments to its executive benefit plans, if any, as are necessary to effectuate the provisions of this Agreement.

                    (7) Executive shall be entitled to an additional 18 months of vesting for purposes of all outstanding stock option awards and restricted stock awards and Executive will have an additional 18 months following the Date of Termination in which to exercise such stock options.

                    (8) Following the Executive's Date of Termination, the Executive shall receive the computer which Executive is utilizing as of the Date of Termination.

               (c) Cause; Other than for Good Reason. If Executive's employment shall be terminated for Cause or Executive terminates employment without Good

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     Reason (and other than due to such Executive's death) during the Term, this
     Agreement shall terminate without further additional obligations to Executive under this Agreement.

          (d) Death after Termination. In the event of the death of Executive during the period Executive is receiving payments pursuant to this Agreement, Executive's designated beneficiary shall be entitled to receive the balance of the payments; or in the event of no designated beneficiary, the remaining payments shall be made to Executive's estate.

          8. Disputes. Any dispute or controversy arising under, out of, or in connection with this Agreement shall, at the election and upon written demand of either party, be finally determined and settled by binding arbitration in the City of Louisville, Kentucky, in accordance with the Labor Arbitration rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof. The Company shall pay all costs of the arbitration and all reasonable attorneys' and accountants' fees of the Executive in connection therewith, including any litigation to enforce any arbitration award.

          9.   Successors.

          (a) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive's legal representatives.

          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          (c) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, or any business of the Company for which Executive's services are principally performed, to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          10. Other Severance Benefits. Executive hereby agrees that in consideration for the payments to be received under this Agreement, Executive waives any and all rights to any payments or benefits under any severance plans or arrangements of the Company or their respective affiliates that specifically provide for severance payments,

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other than the Change in Control Severance Agreement between the Company and
Executive (the "Change in Control Severance Agreement"); provided that any payments payable to Executive hereunder shall be offset by any payments payable under the Change in Control Severance Agreement.

          11. Withholding. All payments to be made to Executive hereunder will be subject to all applicable required withholding of taxes.

          12. No Mitigation. Executive shall have no duty to mitigate his damages by seeking other employment and, should Executive actually receive compensation from any such other employment, the payments required hereunder shall not be reduced or offset by any such compensation. Further, the Company's and Parent's obligations to make any payments hereunder shall not be subject to or affected by any setoff, counterclaims or defenses which the Company or Parent may have against Executive or others.

          13. Non-solicitation. During the Term and for a period of one year thereafter (collectively, the "Non-solicitation Period"), Executive shall not directly or indirectly, individually or on behalf of any person other than the Company, aid or endeavor to solicit or induce any of the Company's or its affiliates' employees to leave their employment with the Company or such affiliates in order to accept employment with Executive or any other person, corporation, limited liability company, partnership, sole proprietorship or other entity. If the restrictions set forth in this section would otherwise be determined to be invalid or unenforceable by a court of competent jurisdiction, the parties intend and agree that such court shall exercise its discretion in reforming the provisions of this Agreement to the end that the Executive will be subject to a non-solicitation covenant which is reasonable under the circumstances and enforceable by the Company. It is agreed that no adequate remedy at law exists for the parties for violation of this section and that this section may be enforced by any equitable remedy, including specific performance and injunction, without limiting the right of the Company to proceed at law to obtain such relief as may be available to it. The running of the Non-solicitation Period shall be tolled for any period of time during which Executive is in violation of any covenant contained herein, for any reason whatsoever.

          14. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered or sent by telephone facsimile transmission, personal or overnight couriers, or registered mail with confirmation or receipt, addressed as follows:

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          If to Executive:
          Lane M. Bowen
          680 South Fourth Street
          Louisville, KY 40202

          If to Company:
          Kindred Healthcare Operating, Inc.
          680 South Fourth Street
          Louisville, KY 40202
          Attn: General Counsel

          15. Waiver of Breach and Severability. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by either party. In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

          16. Entire Agreement; Amendment. This instrument contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter hereof. No provisions of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is agreed to in writing signed by Executive and such officer of the Company specifically designated by the Board.

          17. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

          18. Headings. The headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

          19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          20. Cancellation of Prior Agreement. The Executive hereby acknowledges and agrees that this Agreement is intended to and does hereby replace that certain employment agreement, between the Company (or its predecessor) and the Employee, and that such agreement is cancelled, terminated and of no further force and effect.

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          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                  KINDRED HEALTHCARE OPERATING, INC.


                                  By: /s/ Edward L. Kuntz
                                      ----------------------------------------
                                      Edward L. Kuntz
                                      Chairman and Chief Executive Officer


                                  Solely for the purpose
                                  of Section 7

                                  KINDRED HEALTHCARE, INC.


                                  By: /s/ Edward L. Kuntz
                                      ----------------------------------------
                                      Edward L. Kuntz
                                      Chairman and Chief Executive Officer




                                  /s/ Lane M. Bowen
                                  --------------------------------------------
                                  LANE M. BOWEN

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